Exhibit 10.7

U.S. $125,000,000

THREE-YEAR CREDIT AGREEMENT

Dated as of October 23, 2003

Among

OHIO EDISON COMPANY,
as Borrower,

THE BANKS NAMED HEREIN,
as Banks,

CITIBANK, N.A.
as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.
and
BARCLAYS CAPITAL
Joint Lead Arrangers

BARCLAYS BANK PLC
and
BANK ONE CAPITAL MARKETS, INC.
Co-Syndication Agents

J.P. MORGAN SECURITIES INC.
and
WACHOVIA BANK, NATIONAL ASSOCIATION
Co-Documentation Agents

MORGAN STANLEY BANK
Senior Managing Agent

KEYBANK NATIONAL ASSOCIATION
and
THE BANK OF NEW YORK
Managing Agents

i

ii

iii

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Opinion of Gary D. Benz, Esq.
Exhibit E	-	Form of Opinion of Pillsbury Winthrop LLP
Exhibit F	-	Form of Opinion of King & Spalding LLP

SCHEDULES

Schedule I	-	List of Commitments and Lending Offices
Schedule II	-	Litigation

iv

THREE-YEAR CREDIT AGREEMENT

     THREE-YEAR CREDIT AGREEMENT, dated as of October 23, 2003, among OHIO EDISON COMPANY, an Ohio corporation (the “Borrower”), the lenders (the “Banks”) listed on the signature pages hereto and Citibank, N.A. (“Citibank”), as Administrative Agent (the “Administrative Agent”) for the Lenders hereunder.

PRELIMINARY STATEMENTS

     The Borrower has requested that the Banks provide to the Borrower a $125,000,000 unsecured revolving loan facility for general corporate purposes. The Lenders have indicated their willingness to agree to lend such amount on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms.

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to an Alternate Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance, subject to Conversion pursuant to Section 2.08 or 2.09.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

     “Agreement” means this Three-Year Credit Agreement, as amended, modified and supplemented from time to time.

     “Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s “base rate” and (ii) the sum of 1/2 of 1% per annum plus the Federal Funds Rate in effect from time to time.

     “Alternate Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a).

     “Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     “Applicable Margin” means, for any Alternate Base Rate Advance or any Eurodollar Rate Advance, the interest rate per annum set forth in the relevant row of the table below, determined by reference to the Reference Ratings from time to time in effect:

		LEVEL 2	LEVEL 3	LEVEL 4
		Reference	Reference	Reference
	LEVEL 1	Ratings less	Ratings less	Ratings less
	Reference	than Level 1	than Level 2	than Level 3	LEVEL 5
	Ratings at least	but at least	but at least	but at least	Reference
	BBB+ by S&P	BBB by S&P	BBB- by S&P	BB+ by S&P	Ratings lower
	andBaa1 By	andBaa2 by	andBaa3 by	andBa1 by	than Level 4 or
BASIS FOR PRICING	Moody’s.	Moody’s.	Moody’s.	Moody’s.	unrated.
Applicable Margin for Eurodollar Rate Advances	0.725%	0.825%	1.125%	1.625%	2.000%
Applicable Margin for Alternate Base Rate Advances	0%	0%	0.125%	0.625%	1.000%
Utilization Fee for Eurodollar Rate Advances	0.125%	0.125%	0.125%	0.125%	0.125%
Utilization Fee for Alternate Base Rate Advances	0%	0%	0.125%	0.125%	0.125%

provided, that (x) the Applicable Margin for Eurodollar Rate Advances shall be increased by the rate per annum set forth above in the row captioned “Utilization Fee for Eurodollar Rate Advances” that corresponds to the Reference Ratings Level used to determine such Applicable Margin and (y) the Applicable Margin for Alternate Base Rate Advances shall be increased by the rate per annum set forth above in the row captioned “Utilization Fee for Alternate Base Rate Advances” that corresponds to the Reference Ratings Level used to determine such Applicable Margin, in any case, during any period in which the aggregate principal amount of Advances outstanding is greater than one-third of the aggregate amount of the Commitments.

For purposes of the foregoing, if the Reference Ratings assigned by Moody’s and S&P are not comparable (i.e., a “split rating”) by (x) one level, the lower of such Reference Ratings shall control or (y) two or more levels, the level corresponding to the Reference Rating one level above the lower Reference Rating shall control unless either is below BB+ or unrated (in the case of S&P) or Ba1 or unrated (in the case of Moody’s), in which case the lower of the two Reference Ratings shall control. Any change in the Applicable Margin will be effective as of the date on which S&P or Moody’s, as the case may be, announces the applicable change in the Reference Rating.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

     “Available Commitment” means, for each Lender, the excess of such Lender’s Commitment over the aggregate outstanding principal amount of Advances made by such Lender.

     “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.

     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.08 or 2.09.

     “Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Akron, Ohio and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     “Change of Control” has the meaning specified in Section 6.01(j).

     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

     “Commitment” means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04.

     “Consolidated Debt” means, with respect to the Borrower, at any date of determination the aggregate Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of the Borrower and any of its Subsidiaries, (ii) the aggregate principal amount of Trust Preferred Securities of the Borrower and its Consolidated Subsidiaries, (iii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which the Borrower or any of its Consolidated Subsidiaries is liable as a lessee, and (iv) the aggregate principal amount of Stranded Cost Securitization Bonds of the Borrower and its Consolidated Subsidiaries.

     “Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower and its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Code.

     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.08 or 2.09.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

     “Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its “General Arrangements to Borrow”, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; or (v) any Lender; provided, however, that (A) any Person described in clause (i), (ii), (iii) or (iv) above shall also (x) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.14(d)), (C) any Person described in clause (i), (ii), (iii) or (iv) above shall, in addition, be reasonably acceptable to the Administrative Agent and (D) in no event shall the Borrower or any of its Affiliates be Eligible Assignees; notwithstanding any of the foregoing, after the occurrence of an Event of Default any commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business shall be deemed to be an Eligible Assignee.

     “Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     “ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.

     “Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered by the principal office of each Reference Bank in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance made as part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(b).

     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such

Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     “Events of Default” has the meaning specified in Section 6.01.

     “Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

     “Existing Parent Credit Agreement” means the 364-Day Credit Agreement, dated as of November 8, 2002, as amended, modified and supplemented from time to time, among the Parent, the lenders party thereto and Citibank, as administrative agent for such lenders.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Fee Letter” means that certain letter agreement, dated September 23, 2003, among the Borrower, the Parent, Citibank, Citigroup Global Markets Inc., Barclays Bank PLC and Barclays Capital.

     “FirstEnergy Facilities” means the Three-Year Credit Agreement, dated as of October 23, 2003, as amended, modified and supplemented from time to time, among the Parent, the lenders party thereto and Citibank, as administrative agent for such lenders, and the 364-Day Credit Agreement, dated as of October 23, 2003, as amended, modified and supplemented from time to time, among the Parent, the lenders party thereto and Citibank, as administrative agent for such lenders.

     “First Mortgage Indenture” means the Indenture, dated as of April 1, 1930, between the Company and The Bank of New York, as successor trustee, as amended and supplemented from time to time in accordance with its terms.

     “Fixed Charge Ratio” means, with respect to any fiscal quarter, the ratio of (i) the sum of (A) consolidated net income before extraordinary items of the Borrower and its

Consolidated Subsidiaries for the twelve-month period ended on the last day of such fiscal quarter, plus (B) depreciation, amortization, dividends paid on preferred stock of subsidiaries, interest expense, amounts paid on Trust Preferred Securities, taxes and Federal income taxes deducted in determining such net income, plus (C) the interest element of rental payments deducted in determining such net income under operating lease obligations of the Borrower and its Consolidated Subsidiaries during such twelve-month period, plus (D) all other non-cash charges constituting operating expenses deducted in determining such net income to (ii) the sum of (A) all interest expense (excluding the amount of any allowance for funds used during construction and amounts paid on Trust Preferred Securities) in respect of Indebtedness of the Borrower and its Consolidated Subsidiaries during such twelve-month period, plus (B) the interest element of rental payments deducted in determining net income under operating lease obligations of the Borrower and its Consolidated Subsidiaries during such twelve-month period.

     “GAAP” means generally accepted accounting principles in the United States in effect from time to time.

     “Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any Loan Document or have a material adverse effect on the transactions contemplated by any Loan Document or any material rights, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority).

     “Governmental Authority” means any Federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, body, instrumentality or court.

     “Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) liabilities in respect of unfunded vested benefits under Plans, (vi) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

     “Interest Period” means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.02(a) or Section 2.09(a); provided, however, that:

     (i) the Borrower may not select any Interest Period that ends after the Termination Date;

     (ii) Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;

     (iii) no more than four different Interest Periods shall apply to outstanding Eurodollar Rate Advances on any date of determination; and

     (iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

     “Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     “Loan Documents” means this Agreement, any Note and the Fee Letter.

     “Majority Lenders” means, at any time prior to the Termination Date, Lenders having in the aggregate more than 50% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.01) and at any time on or after the Termination Date, Lenders owed more than 50% of the then aggregate principal amount of Advances outstanding.

     “Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.

     “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

     “Nonrecourse Indebtedness” means any Indebtedness that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates other than:

(i)	recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(ii)	recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii)	recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

     “Note” means any promissory note issued at the request of a Lender pursuant to Section 2.16 in the form of Exhibit A hereto.

     “Notice of Borrowing” has the meaning specified in Section 2.02(a).

     “OECD” means the Organization for Economic Cooperation and Development.

     “Ohio Transition Plan Order” means the Opinion and Order of The Public Utilities Commission of Ohio in Case Nos. 99-1212-EL-ETP, 99-1213-EL-ATA and 99-1214-EL-AAM, entered July 19, 2000.

     “Other Taxes” has the meaning specified in Section 2.14(b).

     “Parent” means FirstEnergy Corp., an Ohio corporation and parent company to the Borrower.

     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     “Plan” means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     “Reference Banks” means Citibank, Barclays Bank PLC and Bank One, and any Lender designated as a successor or replacement Reference Bank pursuant to Section 2.08(a).

     “Reference Ratings” means the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced debt of the Borrower.

     “Register” has the meaning specified in Section 8.07(c).

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

     “SEC” means the United States Securities and Exchange Commission or any successor thereto.

     “Second Mortgage Indenture” means the General Mortgage and Deed of Trust, dated as of January 1, 1998, between the Company and The Bank of New York, as trustee, as amended, modified or supplemented from time to time in accordance with its terms.

     “Significant Subsidiaries” means Pennsylvania Power Company and each other Subsidiary of the Borrower the annual revenues of which exceed $100,000,000 or the total assets of which exceed $50,000,000.

     “Stranded Cost Securitization Bonds” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest which are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to such an order of a state commission regulating public utilities to be applied and invoiced to customers of such utility. The charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

     “Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.

     “Taxes” has the meaning specified in Section 2.14(a).

     “Termination Date” means October 23, 2006 or the earlier date of termination in whole of the Commitments pursuant to Section 2.04 or Section 6.01 hereof.

     “Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     “Total Capitalization” means, with respect to the Borrower at any date of determination the sum of (i) Consolidated Debt of the Borrower, (ii) consolidated equity of the common stockholders of the Borrower and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of the Borrower and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities.

     “Trust Preferred Securities” means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (iii) that are perpetual or mature no less than 30 years from the date of issuance, (iv) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (v) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Termination Date.

     “Type” has the meaning assigned to that term in the definition of “Advance” when used in such context.

     “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     SECTION 1.02. Computation of Time Periods.

     In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

     SECTION 1.03. Accounting Terms.

     All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) hereof.

     SECTION 1.04. Certain References.

     Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, schedules and exhibits are to the same contained in or attached to this Agreement.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances.

     Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower in U.S. dollars only from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the Available Commitment of such Lender. Each Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type and, in the case of Eurodollar Rate Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Available Commitment and subject to the conditions set forth in Article III and the other terms and conditions hereof, the Borrower may from time to time borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01; provided, that in no case shall any Lender be required to make an Advance hereunder if (i) the amount of such Advance would exceed such Lender’s Available Commitment or (ii) the making of such Advance, together with the making of the other Advances constituting part of the same Borrowing, would cause the aggregate principal amount of Advances outstanding to exceed the aggregate amount of the Commitments.

     SECTION 2.02. Making the Advances.

     (a) Each Borrowing shall be made on notice, given (i) in the case of a Borrowing comprising Eurodollar Rate Advances, not later than 11:00 A.M. (New York time) on the third Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Borrowing comprising Alternate Base Rate Advances, not later than 11:00 A.M. (New York time) on the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) by the Borrower shall be by telecopier or cable, in substantially the form of Exhibit B hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing, and (D) in the case of a Borrowing comprising Eurodollar Rate Advances, the initial Interest Period for each such Advance, which Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01. Each Lender shall, before 1:00 P.M. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion (according to the Lenders’ respective Commitments) of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

     (b) Each Notice of Borrowing delivered by the Borrower shall be irrevocable and binding on the Borrower. In the case of any Notice of Borrowing delivered by the Borrower requesting Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (c) Unless the Administrative Agent shall have received written notice via facsimile transmission from a Lender prior to (A) 5:00 P.M. (New York time) one Business Day prior to the date of a Borrowing comprising Eurodollar Rate Advances or (B) 12:00 noon (New York time) on the date of a Borrowing comprising Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the

Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

     (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     SECTION 2.03. Fees.

     (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the amount of such Lender’s Commitment (whether used or unused) from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable on the last day of each March, June, September and December during such period, and on the Termination Date, at the rate per annum set forth below determined by reference to the Reference Ratings from time to time in effect:

		LEVEL 2	LEVEL 3	LEVEL 4
		Reference	Reference	Reference
	LEVEL 1	Ratings Less	Ratings Less	Ratings Less
	Reference	Than Level 1	Than Level 2	Than Level 3	LEVEL 5
	Ratings at Least	but at Least	but at Least	but at Least	Reference
	BBB+ by S&P	BBB by S&P	BBB- by S&P	BB+ by S&P	Ratings Lower
	andBaa1 By	andBaa2 By	andBaa3 By	andBa1 By	Than Level 4 or
BASIS FOR PRICING	Moody’s.	Moody’s.	Moody’s.	Moody’s.	unrated.
Facility Fee	0.150%	0.175%	0.250%	0.500%	0.625%

For purposes of the foregoing, if the Reference Ratings assigned by Moody’s and S&P are not comparable (i.e., a “split rating”) by (x) one level, the lower of such Reference Ratings shall control or (y) two or more levels, the level corresponding to the Reference Rating one level above the lower Reference Rating shall control unless either is below BB+ or unrated (in the case of S&P) or Ba1 or unrated (in the case of Moody’s), in which case the lower of the two Reference Ratings shall control. Any change in the facility fee will be effective as of the date on which S&P or Moody’s, as the case may be, announces the applicable change in the Reference Rating.

     (b) The Borrower agrees to pay the Administrative Agent, for its own account, certain fees in such amounts and payable on such terms as set forth in the Fee Letter.

     SECTION 2.04. Termination or Reduction of the Commitments.

     The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or, upon same day notice, from time to time to permanently reduce ratably in part the unused portions of the respective Commitments of the

Lenders; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof. Each such notice of termination or reduction shall be irrevocable.

     SECTION 2.05. Repayment of Advances.

     The Borrower agrees to repay the principal amount of each Advance made by each Lender on the Termination Date.

     SECTION 2.06. Interest on Advances.

     The Borrower agrees to pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (a) Alternate Base Rate Advances. If such Advance is an Alternate Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the Applicable Margin for such Alternate Base Rate Advance in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December, on the Termination Date and on the date such Alternate Base Rate Advance shall be Converted or be paid in full and as provided in Section 2.10;

     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Eurodollar Rate Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance (and, in the case of any Interest Period of six months, on the last day of the third month of such Interest Period), on the Termination Date and on the date such Eurodollar Rate Advance shall be Converted or be paid in full and as provided in Section 2.10;

provided, however, that if and for so long as an Event of Default shall have occurred and be continuing the unpaid principal amount of each Advance shall (to the fullest extent permitted by law) bear interest until paid in full at a rate per annum equal at all times to a rate equal to 2% above the rate then applicable to such Advance or, if higher, the Alternate Base Rate plus 2% per annum, payable upon demand.

     SECTION 2.07. Additional Interest on Advances.

     The Borrower agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided, that no Lender shall be entitled to demand additional interest under this Section 2.07 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Board of Governors of the Federal Reserve System of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.08. Interest Rate Determination.

     (a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If any Reference Bank shall no longer be a Lender hereunder, shall no longer wish to serve as a Reference Bank hereunder or shall fail to perform hereunder, the Administrative Agent, upon consultation with the Borrower, may appoint another Lender to serve as a successor or replacement Reference Bank hereunder.

     (b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b) including the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.06(b).

     (c) If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

     (i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

     (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Advance (or if such Advance is then an Alternate Base Rate Advance, will continue as an Alternate Base Rate Advance), and

     (iii) the obligation of the Lenders to make or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     (d) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making or funding their respective

Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

     (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Advance, and

     (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 2.09. Conversion of Advances.

     (a) Voluntary. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Advances, and on the date of any proposed Conversion into Alternate Base Rate Advances, and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type made to the Borrower in connection with the same Borrowing into Advances of another Type or Types or Advances of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Advances into Advances of another Type or Advances of the same Type having the same or new Interest Periods shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such Conversion. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

     (b) Mandatory. If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.09(a), or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Advances upon Conversion shall not occur as a result of the circumstances described in paragraph (c) below, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Alternate Base Rate Advances.

     (c) Failure to Convert. Each notice of Conversion given pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. In the case of any Borrowing that is to comprise Eurodollar Rate Advances upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Advances upon such Conversion, when such Conversion, as a result of such failure, does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.

     SECTION 2.10. Prepayments.

     (a) Optional. The Borrower may at any time prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon notice thereof given to the Administrative Agent by the Borrower not later than 11:00 A.M. (New York time) (i) on the date of any such prepayment in the case of Alternate Base Rate Advances and (ii) on the second Business Day prior to any such prepayment in the case of Eurodollar Rate Advances; provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000 and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such prepayment.

     (b) Mandatory. If and to the extent that the aggregate principal amount of Advances outstanding hereunder on any date shall exceed the aggregate amount of the Commitments hereunder on such date, the Borrower agrees to prepay on such date a principal amount of Advances, which shall result in the aggregate principal amount of Advances outstanding being less than or equal to such excess amount. Any prepayment of Advances shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and, in the case of any such prepayment of Eurodollar Rate Advances, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such prepayment.

     SECTION 2.11. Increased Costs.

     (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, in each case, after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and the basis therefor, submitted to the Borrower and the Administrative Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

     (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), issued, promulgated or made (as the case may be) after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of (i) such Lender’s commitment to lend hereunder and other commitments of this type or (ii) the Advances made by such Lender, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder or the Advances made by such Lender. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.12. Illegality.

     Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless (A) the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.09 or (B) the Administrative Agent notifies the Borrower that the circumstances causing such prepayment no longer exist. Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under this Section 2.12 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     SECTION 2.13. Payments and Computations.

     (a) The Borrower shall make each payment hereunder and under any Note not later than 12:00 noon (New York time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds, and any such payment to the Administrative Agent shall constitute payment by the Borrower hereunder or under any Note, as the case may be, for all purposes, and upon such payment the Lenders shall look solely to the Administrative Agent for their respective interests in such payment. The Administrative Agent will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.03, 2.07, 2.09(c), 2.11, 2.14 or 8.04(b)) (according to the Lenders’ respective Commitments) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made by the Borrower to the Administrative Agent when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts (other than any payroll account maintained by the Borrower with such Lender if and to the extent that such Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) with such Lender any amount so due.

     (c) All computations of interest based on the Alternate Base Rate (based upon Citibank’s base rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of facility fees and of interest based on the Alternate Base Rate (based upon the Federal Funds Rate), the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such facility fees or interest are payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

     (f) Except as provided otherwise in Section 2.06, any amount payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Alternate Base Rate plus 2% per annum, payable upon demand.

     SECTION 2.14. Taxes.

     (a) Any and all payments by the Borrower hereunder and under any Note shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, and the Administrative Agent, such taxes, levies, imposts, deductions and charges in the nature of franchise taxes or taxes measured by the gross receipts or net income of any Lender or the Administrative Agent by any jurisdiction in which such Lender or the Administrative Agent (as the case may be) is organized, located or conducts business or any political subdivision thereof and, in the case of each Lender, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (herein referred to as “Other Taxes”).

     (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

     (d) Prior to the date of the initial Borrowing in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent, and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any Note. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall promptly notify the Administrative Agent and the Borrower in writing to that effect. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

     (e) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and under any Note.

     SECTION 2.15. Sharing of Payments, Etc.

     If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(c), 2.07, 2.09(c), 2.11, 2.14 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     SECTION 2.16. Noteless Agreement; Evidence of Indebtedness.

     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

     (c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

     (d) Any Lender may request that its Advances be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.07) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.07, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Borrowings once again be evidenced as described in subsections (a) and (b) above.

ARTICLE III
CONDITIONS OF LENDING

     SECTION 3.01. Conditions Precedent to Initial Advances.

     The obligation of each Lender to make its initial Advance is subject to the condition precedent that on or before the date of such Advance:

     (a) The Administrative Agent shall have received the following, each dated the same date (except for the financial statements and information referred to in paragraphs (iv) and (v) below), in form and substance satisfactory to the Administrative Agent and (except for any Note) with one copy for each Lender:

     (i) Any Note requested by a Lender pursuant to Section 2.16, duly completed and executed by the Borrower and payable to the order of each such Lender;

     (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents to which it is, or is to be, a party and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;

     (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which the Borrower is, or is to become, a party and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the charter and the Code of Regulations of the Borrower, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is, or is to become, a party;

     (iv) Copies of the consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2002, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of June 30, 2003 and related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the six month period then ended, in all cases as amended and restated to the date of delivery;

     (v) A certificate of an officer of the Borrower certifying that the representations and warranties contained in Section 4.01 hereof are true and correct on and as of such date and that no event has occurred and is continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

     (vi) An opinion of Gary D. Benz, Esq., counsel for the Borrower, substantially in the form of Exhibit D hereto;

     (vii) An opinion of Pillsbury Winthrop LLP, special counsel for the Borrower, in substantially the form of Exhibit E hereto;

     (viii) A favorable opinion of King & Spalding LLP, special New York counsel for the Administrative Agent, substantially in the form of Exhibit F hereto; and

     (ix) Such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent or any Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent or such Lender (as the case may be).

     (b) The Borrower and the Parent shall have paid all of the fees payable in accordance with the Fee Letter.

     (c) All amounts outstanding under the Existing Parent Credit Agreement, whether for principal, interest, fees or otherwise, shall have been paid in full, and all commitments to lend thereunder shall have been terminated.

     (d) All amounts outstanding under the Standby Bond Purchase Agreement, dated as of August 1, 2003, among the Borrower, the purchasers party thereto and Barclays Bank PLC, as administrative agent, whether for principal, interest, fees or otherwise, shall have been paid in full, and all commitments to lend thereunder shall have been terminated.

     (e) The Administrative Agent shall have received evidence satisfactory to it of the execution and delivery of the FirstEnergy Facilities.

     SECTION 3.02. Conditions Precedent to Each Advance.

     The obligation of each Lender to make an Advance as part of any Borrowing (including the initial Borrowing) that would increase the aggregate principal amount of Advances outstanding hereunder shall be subject to the further conditions precedent that on the date of such Advance:

     (a) The following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

     (i) The representations and warranties contained in Section 4.01 hereof are true and correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

     (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

     (iii) Immediately following such Borrowing, (A) the aggregate outstanding principal amount of Advances shall not exceed the aggregate amount of the Commitments then in effect and, (B) the aggregate outstanding principal amount of Advances made by any Lender shall not exceed the amount of such Lender’s Commitment.

     (b) The Borrower shall have delivered to the Administrative Agent copies of such other approvals and documents as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

     SECTION 3.03. Conditions Precedent to Conversions.

     The obligation of each Lender to Convert any Borrowing is subject to the conditions precedent that on the date of such Conversion:

     (a) The following statements shall be true (and the giving of the notice of Conversion pursuant to Section 2.09 shall constitute a representation and warranty by the Borrower that on the date of such Conversion such statements are true):

     (i) The representations and warranties contained in Section 4.01 (other than subsections (f) and (g) thereof) are correct on and as of the date of such Conversion, before and after giving effect to such Conversion, as though made on and as of such date; and

     (ii) No event has occurred and is continuing or would result from such Conversion, that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

     (b) The Borrower shall have delivered to the Administrative Agent copies of such other approvals and documents as the Administrative Agent may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Borrower.

     The Borrower represents and warrants as follows:

     (a) Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or its ability to perform its obligations under the Loan Documents, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     (b) Corporate Authorization. The execution, delivery and performance by it of each Loan Document to which it is, or is to become, a party, have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders, or any trustee or holder of any Indebtedness or other obligation of it, other than such consents and approvals as have been duly obtained, given or accomplished.

     (c) No Violation, Etc. Neither the execution, delivery or performance by it of this Agreement or any other Loan Document to which it is, or is to become, a party, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of its charter or Code of Regulations or any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Affiliates is party or by which its property or the property of any of its Affiliates is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Affiliates except as provided herein. There is no provision of its charter or Code of Regulations, or any Applicable Law, or any such indenture, mortgage, lease or other agreement or instrument that materially adversely affects, or in the future is likely (so far as it can now foresee) to materially adversely affect, its business, operations, affairs, condition, properties or assets or its ability to perform its obligations under this Agreement or any other Loan Document to which it is, or is to become, a party. Each of the Borrower and its Subsidiaries is in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on (i) the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or (ii) the legality, validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the parties thereunder or the ability of the Borrower to perform its obligations under the Loan Documents.

     (d) Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by it, or the consummation by it of the transactions contemplated by this Agreement or any other Loan Document to which it is, or is to become, a party other than those which have been duly issued and are in full force and effect.

     (e) Execution and Delivery. This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is and upon execution and delivery thereof each other Loan Document will be the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

     (f) Litigation. Except as disclosed in Schedule II, the Borrower’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 filed on September 11, 2003 with the SEC, its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003 filed on September 11, 2003 with the SEC and its Current Reports on Form 8-K filed in 2003 prior to the date hereof (copies of which have been furnished to each Lender), there is no pending or threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator, that has a reasonable possibility of having a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of it and its consolidated subsidiaries, taken as a whole, or on the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document, and there has been no development in the matters disclosed in Schedule II that has had such a material adverse effect.

     (g) Financial Statements; Material Adverse Change. The consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2002, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2003, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the six months then ended, copies of each of which have been furnished to each Lender, in all cases as amended and restated to the date hereof, present fairly the consolidated financial position of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Except as disclosed in the Borrower’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 filed on September 11, 2003 with the SEC, its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003 filed on September 11, 2003 with the SEC and its

Current Reports on Form 8-K filed in 2003 prior to the date hereof (copies of which have been furnished to each Lender), there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, since December 31, 2002.

     (h) ERISA.

     (i) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.

     (ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

     (iii) Neither it nor any member of the Controlled Group has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.

     (i) Taxes. It and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof other than such taxes that the Borrower or such Subsidiary is contesting in good faith by appropriate legal proceedings.

     (j) Use of Proceeds. The proceeds of each Borrowing will be used solely for the general corporate purposes of the Borrower and/or its Subsidiaries.

     (k) Margin Stock. After applying the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 5.03(a) or (b) will consist of or be represented by Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

     (l) Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisers Act of 1940, as amended.

     (m) No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default (including, without limitation, an Event of Default under Section 6.01(e)) but for the requirement that notice be given or time elapse or both.

     (n) Solvency. (i) The fair saleable value of its assets will exceed the amount that will be required to be paid on or in respect of the probable liability on its existing debts and other liabilities (including contingent liabilities) as they mature; (ii) its assets do not constitute unreasonably small capital to carry out its business as now conducted or as proposed to be conducted; (iii) it does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (iv) it does not believe that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). Its cash flow, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in clause (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

     (o) No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.

ARTICLE V
COVENANTS OF THE BORROWER

     SECTION 5.01. Affirmative Covenants of the Borrower.

     Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

     (a) Preservation of Corporate Existence, Etc. (i) Without limiting the right of the Borrower to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c) hereof, preserve and maintain its corporate existence in the state of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (ii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business.

     (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, and orders of any Governmental Authority, the noncompliance with which would materially and adversely affect the business or condition of the Borrower and its Subsidiaries, taken as a whole, such compliance to include, without limitation, compliance with Environmental Laws and ERISA and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.

     (c) Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender, through the Administrative Agent, may reasonably request.

     (d) Inspection Rights. At any reasonable time and from time to time as the Administrative Agent or any Lender may reasonably request, permit the Administrative Agent or such Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors; provided, however, that the Borrower reserves the right to restrict access to any of its Subsidiaries’ generating facilities in accordance with reasonably adopted procedures relating to safety and security. The Administrative Agent and each Lender agree to use reasonable efforts to ensure that any information concerning the Borrower or any of its Subsidiaries obtained by the Administrative Agent or such Lender pursuant to this subsection (d) or subsection (g) that is not contained in a report or other document filed with the SEC, distributed by the Borrower to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Administrative Agent’s or such Lender’s business operations be treated confidentially by the Administrative Agent, or such Lender, as the case may be, and will not be distributed or otherwise made available by the Administrative Agent or such Lender, as the case may be, to any Person, other than the Administrative Agent’s or such Lender’s employees, authorized agents or representatives (including, without limitation, attorneys and accountants). Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws.

     (e) Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.

     (f) Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Borrower or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.

     (g) Reporting Requirements. Furnish, or cause to be furnished, to the Administrative Agent, with sufficient copies for each Lender, the following:

     (i) promptly after the occurrence of any Event of Default, the statement of an authorized officer of the Borrower setting forth details of such Event of Default and the action that the Borrower has taken or propose to take with respect thereto;

     (ii) as soon as available and in any event within 50 days after the close of each of the first three quarters in each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower as having been prepared in accordance with GAAP consistently applied;

     (iii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing consolidated and consolidating financial statements of the Borrower and its Subsidiaries for such year certified in a manner acceptable to the Lenders by PricewaterhouseCoopers LLP or other independent public accountants acceptable to the Lenders, together with statements of projected financial performance prepared by management for the next fiscal year, in form satisfactory to the Administrative Agent;

     (iv) concurrently with the delivery of the financial statements specified in clauses (ii) and (iii) above a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower (A) stating whether he has any knowledge of the occurrence at any time prior to the date of such certificate of an Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g) or of the occurrence at any time prior to such date of any such Event of Default, except Events of Default theretofore reported pursuant to the provisions of clause (i) of this subsection (g) and remedied, and, if so, stating the facts with respect thereto, and (B) setting forth in a true and correct manner, the calculation of the ratios contemplated by Section 5.02 hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the financial covenants contained in Section 5.02 hereof;

     (v) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports on Form 10-K, Form 10-Q or Form 8-K that the Borrower or any of its Subsidiaries files with the SEC;

     (vi) as soon as possible and in any event (A) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, that the Borrower or such member of the Controlled Group, as the case may be, proposes to take with respect thereto;

     (vii) promptly and in any event within two Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

     (viii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

     (ix) promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

     (x) promptly and in any event within five Business Days after Moody’s or S&P has changed any relevant Reference Rating, notice of such change; and

     (xi) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, including, without limitation, copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

     SECTION 5.02. Financial Covenants of the Borrower.

     Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

     (a) Fixed Charge Ratio. Maintain (determined as of the last day of each fiscal quarter) a Fixed Charge Ratio of at least 2.00 to 1.00.

     (b) Debt to Capitalization Ratio. Not permit the ratio of Consolidated Debt on the last day of any fiscal quarter of the Borrower to Total Capitalization on such day to exceed 0.65 to 1.00.

     SECTION 5.03. Negative Covenants of the Borrower.

     Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will not:

     (a) Sales, Etc. (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any of its Significant Subsidiaries, whether now owned or hereafter acquired, or permit any of its Significant Subsidiaries to do so or (ii) permit the Borrower or any Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) assets representing in the aggregate more than 15% (determined at the time of each such transaction) of the value of all of the consolidated fixed assets of the Borrower, as reported on the most recent consolidated balance sheet of the Borrower, to any entity other than the Borrower or any of its wholly owned direct or indirect Subsidiaries. Notwithstanding the foregoing, the Borrower and its Significant Subsidiaries may consummate the transactions, including transfers of assets, contemplated by the Ohio Transition Plan Order.

     (b) Liens, Etc. Create or suffer to exist, or permit any of its Significant Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any of its Significant Subsidiaries), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Borrower or Significant Subsidiary is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or Significant Subsidiary in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on the property of any Person at the time that such Person becomes a direct or indirect Significant Subsidiary of the Borrower or Significant Subsidiary; provided that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by the First Mortgage Indenture or the Second Mortgage Indenture, so long as (A) in each case, under the terms thereof no “event of default” (howsoever designated) in respect of any bonds issued thereunder will be triggered by reference to an Event of Default hereunder or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default hereunder and (B) no such Liens shall apply to assets acquired from the Borrower or any Significant Subsidiary if such assets were free of Liens (other than as a result of a release of such Liens in contemplation of such acquisition) immediately prior to any such acquisition; (vi) Liens securing Stranded Cost Securitization Bonds, (vii) Liens on cash (in an aggregate amount not to exceed $270,000,000) pledged to secure reimbursement obligations for letters of credit issued for the account of the Borrower and (viii) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (vii); provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property).

     (c) Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of the Borrower (or its successor by merger or consolidation as contemplated by clause (i) of this subsection (c)) to perform its obligations hereunder or under any other Loan Document, and (iii) in the case of any merger or consolidation to which the Borrower is a party, the corporation formed by such consolidation or into which the Borrower shall be merged shall assume the Borrower’s obligations under this Agreement and the other Loan Documents to which it is a party in a writing satisfactory in form and substance to the Majority Lenders.

     (d) Nature of Business. Except as may be provided for or contemplated by the Ohio Transition Plan Order, fail to continue to engage in the same type of business as it is engaged in on the date hereof without material reduction or change in nature.

     (e) Compliance with ERISA. (i) Enter into any “prohibited transaction” (as defined in Section 4975 of the Code, and in ERISA) involving any Plan that may result in any liability of the Borrower to any Person that (in the opinion of the Majority Lenders) is material to the financial position or operations of the Borrower or (ii) allow or suffer to exist any other event or condition known to the Borrower that results in any liability of the Borrower to the PBGC that (in the opinion of the Majority Lenders) is material to the financial position or operations of the Borrower. For purposes of this subsection (d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

     (f) Use of Proceeds. Use the proceeds of any Borrowing for any purpose other than working capital and other general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE VI
EVENTS OF DEFAULT

     SECTION 6.01. Events of Default.

     If any of the following events (“Events of Default”) shall occur and be continuing:

     (a) Any principal of, or interest on, any Advance, or any fees or other amounts payable hereunder shall not be paid when the same become due and payable; or

     (b) Any representation or warranty made by the Borrower (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or

     (c) (i) The Borrower shall fail to perform or observe any covenant set forth in Section 5.02 or Section 5.03 on its part to be performed or observed or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

     (d) Any material provision of this Agreement or any other Loan Document shall at any time and for any reason cease to be valid and binding upon the Borrower, except pursuant to the terms thereof, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, any of its affiliates or any Governmental Authority, or the Borrower shall deny that it has any or further liability or obligation under this Agreement or any other Loan Document; or

     (e) The Borrower or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness under this Agreement) that is outstanding in a principal amount in excess of $20,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

     (f) The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or

     (g) Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $10,000,000 shall be rendered by a court of final adjudication against the Borrower or any Significant Subsidiary and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (h) Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then Unfunded Vested Liabilities of such Plan exceed $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount), or the Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the Plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an amount exceeding $10,000,000; or

     (i) Any change in Applicable Law or any Governmental Action shall occur that has the effect of making the transactions contemplated by this Agreement or any other Loan Document unauthorized, illegal or otherwise contrary to Applicable Law; or

     (j) (i) The Parent shall fail to own directly or indirectly 100% of the issued and outstanding shares of common stock of the Borrower, (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; (iii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Parent in accordance with the Parent’s Code of Regulations; or (iv) 90 days shall have elapsed after any Person or two or more Persons acting in concert shall have entered into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Parent (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors (each a “Change of Control”).

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, (i) by notice to the Borrower, declare the obligation of each Lender to make Advances, to be terminated, whereupon the same shall forthwith terminate and (ii) by notice to the Borrower, declare the Advances and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Bankruptcy Code, (A) the obligation of each Lender to make Advances, shall automatically be terminated and (B) all Advances and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE AGENT

     SECTION 7.01. Authorization and Action.

     Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement and to promptly forward to each Lender the financial statements delivered to the Administrative Agent pursuant to Section 5.01(g).

     SECTION 7.02. Agent’s Reliance, Etc.

     Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender or the Borrower for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat each Lender listed in the Register as a “Lender” with a Commitment in the amount recorded in the Register until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by a Lender listed in the Register, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07, at which time the Administrative Agent will make such recordations in the Register as are appropriate to reflect the assignment effected by such Assignment and Acceptance; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or cable) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03. Citibank and Affiliates.

     With respect to its Commitment, the Advances made by it and any Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its respective subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

     SECTION 7.04. Lender Credit Decision.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 7.05. Indemnification.

     The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the amounts of their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.

     SECTION 7.06. Successor Agent.

     The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the prior written consent of the Borrower (unless an Event of Default or an event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing), which consent shall not be unreasonably withheld or delayed, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default, and no event that with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

ARTICLE VIII
MISCELLANEOUS

     SECTION 8.01. Amendments, Etc.

     No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02 or 3.03, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; and provided, further, that this Agreement may be amended and restated without the consent of any Lender or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Administrative Agent, as the case may be.

     SECTION 8.02. Notices, Etc.

     Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or cable communication) and mailed, telecopied, telegraphed, cabled or delivered, if to the Borrower, at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Telecopy: (330) 384-3772; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent (as the case may be).

     SECTION 8.03. No Waiver; Remedies.

     No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 8.04. Costs and Expenses; Indemnification.

     (a) The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Administrative Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

     (b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09 or 2.12 or a prepayment pursuant to Section 2.10 or acceleration of the maturity of any amounts owing hereunder pursuant to Section 6.01 or upon an assignment made upon demand of the Borrower pursuant to Section 8.07(h) or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The Borrower’s obligations under this subsection (b) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments

     (c) The Borrower hereby agrees to indemnify and hold each Lender, the Administrative Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person by reason of or in connection with or arising out of any investigation, litigation or proceeding related to the Commitments hereunder and any use or proposed use by the Borrower of the proceeds of any Advance, except to the extent such claim, damage, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. The Borrower’s obligations under this Section 8.04(c) shall survive the repayment of all amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.

     (d) To the extent permitted by law, the Borrower also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

     SECTION 8.05. Right of Set-off.

     Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Borrower with such Lender if and to the extent that such Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

     SECTION 8.06. Binding Effect.

     This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 8.07. Assignments and Participations.

     (a) Each Lender may, with the prior written consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed and, in the case of the Borrower, shall not be required if an Event of Default then exists), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or if less, the entire amount of such Lender’s Commitment) and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its continuing obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Borrower shall deliver any Note requested pursuant to Section 2.16 in favor of such assignee or assignor (as the case may be), after giving effect to such assignment.

     (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) such Lender may not subject its ability to consent to any modification of this Agreement or any Note to the prior consent of the bank or other entity to which such participation was sold, except in the case of proposed waivers or modifications with respect to interest, principal and fees payable hereunder and under any Note and with respect to any extension of the Termination Date, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

     (g) Notwithstanding anything to the contrary set forth herein, any Lender may assign and pledge all or any portion of its rights hereunder and under any Note (including, without limitation, its rights to receive payments of principal and interest hereunder and under any Note) to (i) any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, as collateral or otherwise, or (ii) any Affiliate of such Lender, in either case, without notice to or consent of the Borrower or the Administrative Agent; provided, that no such assignment (other than to an Eligible Assignee under subsection (a) above) shall release the assigning Lender from its obligations hereunder.

     (h) If any Lender shall make demand for payment under Section 2.11(a), 2.11(b) or 2.12, or shall deliver any notice to the Administrative Agent pursuant to Section 2.12 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Advances, then, within 30 days of such demand (if, and only if, such payment demanded under Section 2.11(a), 2.11(b) or 2.12, as the case may be, shall have been made by the Borrower) or such notice (if such suspension is still in effect), as the case may be, the Borrower may demand that such Lender assign in accordance with this Section 8.07 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender’s Commitment and the Advances owing to it within the next 15 days. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment or Advances, then such Lender may assign such Commitment and Advances to any other Eligible Assignee in accordance with this Section 8.07 during such 15-day period; it being understood for purposes of this Section 8.07(h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee shall agree to such assignment in substantially the form of Exhibit C hereto and shall offer compensation to such Lender in an amount equal to the sum of the principal amount of all Advances outstanding to such Lender plus all interest accrued thereon to the date of such payment plus all other amounts payable by the Borrower to such Lender hereunder (whether or not then due) as of the date of such payment accrued in favor of such Lender hereunder.

     (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.08 or 2.12 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Borrower. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against the Borrower, the Administrative Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may, with notice to, but without the prior written consent of, any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

     SECTION 8.08. Governing Law.

     THIS AGREEMENT AND ANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 8.09. Consent to Jurisdiction; Waiver of Jury Trial.

     (a) To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

     SECTION 8.10. Severability.

     Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     SECTION 8.11. Entire Agreement.

     This Agreement and the Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letter. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.12. Execution in Counterparts.

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

S-1

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OHIO EDISON COMPANY
By
Name:
Title:

CITIBANK, N.A., as Administrative Agent
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-2

Banks CITIBANK, N.A.
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-3

BARCLAYS BANK PLC
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-4

BANK ONE, NA
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-5

THE BANK OF NEW YORK
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-6

U.S. BANK NATIONAL ASSOCIATION
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-7

KEYBANK NATIONAL ASSOCIATION
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-8

WACHOVIA BANK, NATIONAL ASSOCIATION
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-9

MORGAN STANLEY BANK
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-10

THE ROYAL BANK OF SCOTLAND PLC
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-11

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH
By
Name:
Title:

By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-12

FLEET NATIONAL BANK
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-13

UNION BANK OF CALIFORNIA, N.A.
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-14

THE BANK OF NOVA SCOTIA
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-15

NATIONAL CITY BANK
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-16

JPMORGAN CHASE BANK
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-17

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-18

UBS LOAN FINANCE LLC
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-19

LEHMAN COMMERCIAL PAPER INC.
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

S-20

LASALLE BANK
By
Name:
Title:

SIGNATURE PAGE TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

SCHEDULE I

List of Commitments and Lending Offices

Lender	Allocation	Domestic Lending Office	Eurodollar Lending Office
Barclays Bank PLC	$12,062,500.00	Barclays Bank PLC 200 Park Avenue New York, NY 10166	Same as Domestic

Citibank, N.A.	$12,062,500.00	One Court Square 7th floor, Zone 2 Long Island City, NY 11120	Same as Domestic

Bank One, NA	$10,987,500.00	1 Bank One Plaza Suite IL1-0010 Chicago, IL 60670 Attn: Brenda De Los Reyes	Same as Domestic

Wachovia Bank, National Association	$10,987,500.00	301 South College Street 5th Floor One Wachovia Center Charlotte, NC 28288-0251	Same as Domestic

JPMorgan Chase Bank	$10,987,500.00	1 Chase Manhattan Plaza New York, NY 10081	Same as Domestic

The Bank of New York	$7,500,000.00	One Wall Street New York, NY 10286	Same as Domestic

KeyBank National Association	$7,500,000.00	127 Public Square Cleveland, OH 44114	Same as Domestic

Morgan Stanley Bank	$10,000,000.00	1633 Broadway — 25th Floor New York, NY 10019 Attn: James Morgan	Same as Domestic

The Royal Bank of Scotland plc	$5,625,000.00	101 Park Avenue New York, NY 10178	Same as Domestic

Fleet National Bank	$4,162,500.00	100 Federal Street Boston, MA 02110	Same as Domestic

Union Bank of California, N.A.	$3,125,000.00	445 South Figueroa St. 15th Floor Los Angeles, CA 90071	Same as Domestic

SCHEDULE I TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

2

Lender	Allocation	Domestic Lending Office	Eurodollar Lending Office
The Bank of Nova Scotia	$3,125,000.00	The Bank of Nova Scotia, New York Agency One Liberty Plaza New York, NY 10006	Same as Domestic

National City Bank	$3,125,000.00	One Cascade Plaza Akron, OH 44308	Same as Domestic

U.S. Bank National Association	$3,125,000.00	U.S. Bank Tower 425 Walnut Street ML CNOHW8 Cincinnati, OH 45201	Same as Domestic

Credit Suisse First Boston	$5,625,000.00	One Madison Avenue New York, NY 10010	Same as Domestic

UBS Loan Finance LLC	$5,625,000.00	677 Washington Boulevard 6th Floor South Stamford, CT 06901	Same as Domestic

LaSalle Bank	$3,125,000.00	135 S. LaSalle Street Suite 1425 Chicago, IL 60603	Same as Domestic

First Commercial Bank Los Angeles Branch	$3,125,000.00	515 South Flower Street Suite 1050 Los Angeles, CA 90071	Same as Domestic

Lehman Commercial Paper Inc.	$3,125,000.00	745 7th Avenue, 16th Floor New York, NY 10019 Attn: Marie Cowell	Same as Domestic

SCHEDULE I TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

SCHEDULE II

Litigation

On August 14, 2003, eight states in the Northeast U.S. and southern Canada, covering a geographic area reportedly having approximately 50 million people, experienced a widespread power outage. That outage affected approximately 1.4 million customers in the service area of FirstEnergy Corp. (“FirstEnergy”), the parent company of the Borrower. The causes of the outage have not yet been determined, although various industry, media and other reports initially alleged that the outage began in FirstEnergy’s system. More recent reports point to a wide range of contributing factors. FirstEnergy is in the process of accumulating data and evaluating the status of its electrical system prior to and during the outage event and understands that the same effort is under way at utilities and transmission operators across the region.

Congressional committees, state utility commissions and others have commenced investigations and inquiries into the causes and implications of the outage. In addition, a joint U.S.-Canada Task Force has been formed to investigate the events, with the U.S. Department of Energy coordinating the U.S. portion of this investigation. The consensus of the investigating entities is that extensive data needs to be gathered and analyzed in order to determine with any degree of certainty the circumstances that led to the outage. FirstEnergy has been working closely with the U.S.-Canada Task Force and other appropriate groups involved to determine exactly what events led to the outage. The various inquiries could take many months to complete, given the complexity of the issues involved, the number of parties involved and the amount of data to be collected and analyzed.

A number of lawsuits have been filed against FirstEnergy in connection with the August 14th regional outage by individuals seeking court certification to represent a class of similarly situated persons who allegedly suffered damages as a result of the outage.

A number of individual shareholder-plaintiffs have filed separate complaints against FirstEnergy, its Board of Directors and certain of its executive officers alleging that FirstEnergy and the named officers reported materially false and misleading financial results over the relevant periods in violation of federal securities laws in connection with the recent restatement of earnings, the August 14th regional outage and the on-going outage at the Davis-Besse Nuclear Power Plant. In each case, the plaintiffs are seeking certification from the court to represent a class of similarly situated shareholders.

In addition, FirstEnergy has been served with a derivative complaint filed by an individual shareholder on behalf of other shareholders against FirstEnergy and its Board of Directors, alleging a series of breaches of fiduciary duties by the directors and certain officers of FirstEnergy relating to the issues surrounding the regional power outage, the recent restatement of earnings and the on-going outage at the Davis-Besse Nuclear Power Plant.

In addition to these legal proceedings and depending upon the outcomes of the governmental and other investigations of the outage, it is possible that additional regulatory proceedings or legal actions may be instituted against FirstEnergy or the Borrower. Two such proceedings have already been initiated at the Public Utilities Commission of Ohio (PUCO). One such complaint, made by a local congressman, alleges that certain subsidiaries of FirstEnergy, including the Borrower, failed to provide reasonable and adequate service under applicable Ohio law. The

SCHEDULE II TO OHIO EDISON 3-YEAR CREDIT AGREEMENT

2

complaint seeks the authorization for another electric supplier to furnish electric service within the Ohio-based franchise territory of those subsidiaries. The other PUCO matter relates to a private advocacy group seeking to intervene in the first proceeding.

SCHEDULE II TO OHIO EDISON 3-YEAR CREDIT AGREEMENT